Exhibit (C)

[INSERT STIFEL NICOLAUS FAIRNESS OPINION]

Exhibit (C)-1

Exhibit (C)

[STIFEL, NICOLAUS & COMPANY, INCORPORATED LETTERHEAD]

September 15, 2006

Board of Directors
World Focus
10 Frere Felix De Valois Street
Port Louis, Mauritius

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that the Board of Directors of World Focus (the “Board”) has determined that is in the best interests of World Focus to consider a short-form merger pursuant to Section 253 of the Delaware General Corporation Law (the “Delaware Code”) whereby World Focus or an affiliate of World Focus (collectively, the “Company”) would acquire the remaining shares of common stock (the “Shares”), of Aegis Communications Group, Inc. (“Aegis”) that the Company does not already own (the “Merger”) for a purchase price of $0.05 per share in cash (the “Merger Consideration”).

You have requested Stifel Nicolaus’ opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders (other than the Company and any holders exercising dissenters’ or appraisal rights under the Delaware Code, the “Holders”) of Shares in connection with the Merger.

In connection with our opinion, we have, among other things:

(i)                                     reviewed and analyzed a draft copy of the Company’s Schedule 13E-3 dated September 13, 2006 proposed to be filed with the Securities and Exchange Commission;

(ii)                                  the audited consolidated financial statements of Aegis for the fiscal years ended December 31, 2004 and 2005;

(iii)                               the unaudited consolidated financial statements of Aegis for the period ended June 30, 2006;

(iv)                              current and historical market prices of the Shares;

(v)                                 certain publicly available information concerning the business of Aegis and of certain other companies engaged in businesses deemed  by Stifel Nicolaus to be comparable to those of Aegis;

(vi)                              reviewed and discussed with representatives of Aegis’ senior management business and financial information furnished to Stifel Nicolaus by them, including financial forecasts and related assumptions of Aegis;

(vii)                           the reported market prices for securities of certain other companies deemed by Stifel Nicolaus to be comparable to Aegis;

(viii)                        publicly available terms of certain transactions involving companies deemed by Stifel Nicolaus to be comparable to Aegis and the consideration paid for such companies; and

(ix)                                conducted such other financial studies, analyses and investigations and reviewed such other information that we considered might have relevance to our inquiry.

In connection with our review, we relied upon, without independent verification, the accuracy and completeness of all financial and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of the Company or Aegis.  We have further relied upon the assurances of the management of the Company and Aegis that they are unaware of any facts that would make such information incomplete or misleading.  Stifel Nicolaus assumed, with the consent of management of the Company, that any material liabilities (contingent or otherwise, known or unknown) of Aegis are set forth in its financial statements.

Stifel Nicolaus has also relied upon the management of Aegis as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to us by Aegis, and we have assumed such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Aegis.  We acknowledge that Aegis has informed us that such forecasts and projections were not prepared with the expectation of public disclosure, and that all such forecasts and projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and business conditions, and that accordingly, actual results could vary significantly from those set forth in such forecasts and projections.  Stifel Nicolaus has relied on these forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We have assumed that there has been no material change in the assets, financial condition, business or prospects of Aegis since the date of the most recent financial statements made available to us.  Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Aegis, and we have not been furnished with any such appraisals or evaluations.  Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold.  Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy.

Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof.  It is understood that subsequent developments may affect the conclusions reached in this opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this opinion.  Our opinion does not consider, address or include (i) the tax consequences of the Merger on the Holders of Shares; (ii) any other securities of Aegis or the holders thereof, including without limitation Aegis’ Series B Preferred Stock; or (iii) the stock purchase agreement between World Focus and Questor Partners Fund II, L.P. and certain affiliated entities, including without limitation the purchase price paid by World Focus to such Questor entities for shares of Aegis’ common stock pursuant thereto.  We have also assumed that the Merger, and any other transactions contemplated will be consummated on the terms and conditions described to us, without any waiver of material terms or conditions by the World Focus or Aegis, or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on Aegis.

We have acted as financial advisor to the Board and will receive a fee upon the delivery of this opinion that is not contingent upon consummation of the Merger.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  In the past, the prior owner of part of Stifel Nicolaus’ Capital Markets business provided investment banking services to Aegis and received customary fees for its services.  In the ordinary course of our business, we may actively trade securities of Aegis for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of, and directed to, the Board in its evaluation of the Merger and is not to be relied upon by any shareholder of the Company, the Board or Aegis or any other person or entity other than the Board of Directors of ACG Acquisition, Inc. (the “ACG Board” and collectively with the Board, the “Boards”).  Our opinion does not constitute a recommendation to the Boards as to how the Boards should vote on the Merger or to any shareholder of the Company or Aegis as to how to vote at any shareholders’ meeting at which the Merger is considered or whether or not to exercise any appraisal or dissenters’ rights available to such shareholder.  Additionally, our opinion does not compare the relative merits of the Merger with those of any other transaction or business strategy which may have been available to or considered by the Company as alternatives to the Merger and does not address the underlying business decision of the Boards or the Company to proceed with or effect the Merger.  We have not been involved in structuring or negotiating the Merger and were not requested to explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with the Company or Aegis.

This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Merger, nor shall this letter be used for any other purposes, without the prior written consent of Stifel Nicolaus.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to Holders of Shares in connection with the Merger is fair to such Holders, from a financial point of view.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED